Exhibit 10.2
February 16, 2010
Ms. Eileen O’Neill Odum
3 Beach Drive
Dunes Acres, IN 46304
Dear Eileen:
This Letter Agreement confirms our agreement concerning your employment status. As we discussed, you have decided to resign from your position of Executive Vice President and Group CEO of the Northern Indiana Energy Group and all positions that you hold as an officer, manager or board member at NiSource Inc., any subsidiary or affiliate of NiSource, Inc., or at any entity in which NiSource Inc. holds an interest or investment, effective February 26, 2010 (the “Effective Date”). However, you will continue your employment with the Company and provide the Company the benefit of your experience and expertise. If you sign this Letter Agreement, it will constitute the mutual agreement between you and NiSource Corporate Services Company (the “Company” which, as used herein, shall also include NiSource Inc. or any of its affiliates or subsidiaries, including NiSource Corporate Services Company; except in Exhibit 1, references to “NiSource” shall mean exclusively NiSource Inc.) regarding your employment.
1.	Employment Status

You will continue as a full-time active employee of the Company until the date of the earliest of any of the following to occur (“Separation Date”): (a) the Company terminates your employment for cause; (b) you end your employment with us; or (c) June 30, 2012 (or any other date that is mutually agreed upon by you and the Company in writing). For purposes of this Letter Agreement, “cause” shall mean: 1) your conviction of any criminal violation involving dishonesty, fraud, or breach of trust; 2) the commission of any willful act constituting fraud or breach of fiduciary duty to the Company and its shareholders which has an adverse impact on the Company; 3) any act or omission by you that causes a regulatory body with jurisdiction over the Company to demand, request or recommend that you be removed or suspended from your employment with the Company; 4) your willful and material violation of the Company’s policies; 5) your substantial nonperformance of your material duties and responsibilities; or 6) a breach of Paragraph 9 of this Letter Agreement. Before a termination of your employment for cause is effective under item (5) above, the Company will provide you with prior written notice of the circumstances giving rise to such termination and provide you with a reasonable opportunity to cure.

During your employment, you will continue to receive base pay in the gross annualized amount of $440,000.

During your employment, you will continue to participate in the NiSource Corporate Incentive Plan in accordance with the terms of the plan, as it may be modified from year to year. For each of 2010 and 2011, you will receive a minimum gross payment of $100,000.

As an active employee, you will be required to perform the services as necessary to continue as a full-time active employee of the Company through the Separation Date, and you will continue to be eligible for participation in the Company’s benefits plans in accordance with the terms of those plans and applicable law.[1] Your portion of any premiums for the respective plans will continue to be payroll deducted and your cost, if any, to participate in such plans shall be at the customary costs charged to senior executives of the Company.

2.	Transition and Ongoing Responsibilities

You are not required to be in the office on a daily basis after February 26, 2010, because we believe that generally your ongoing responsibilities can be provided from your home office. You agree to transition all the matters in which you are engaged as an officer and director of the Company on February 26, 2010 to other Company personnel that we designate. During your employment, at the direction of the Chief Executive Officer of NiSource, you will provide executive level support, counsel, and advice in the areas including, but not limited to, Indiana regulatory matters, NIE operations, governmental relations, and public affairs. The Company will continue to provide you with administrative support necessary for you to perform your employment services under this Letter Agreement.

As part of your transition services before and after the Separation Date, you agree, at the request of the Company’s counsel, to prepare for, and provide testimony at trial or deposition in any litigation in which the Company is involved. Your employment, retention and compensation under this Letter Agreement will not be dependent on the outcome of any litigation or the content of any testimony that you provide therein (other than the truthfulness thereof).

3.	Additional Payments

          [1]   You will be eligible to continue to participate in the Company’s plans concerning medical benefits, dental benefits, vision benefits, EAP, life insurance, the Company’s pension plan, 401(k) plans, Pension Restoration Plan, Savings Restoration Plan, Sick Pay Plan, Vacation Plan, Long Term Disability Plan, and NiSource Inc. Executive Deferred Compensation Plan. For purposes of each of these plans, your termination date will be your Separation Date, and all payments under these plans will be based upon the terms and conditions of these plans. You will also continue to be eligible to receive financial planning and tax preparation services on the same basis as you currently receive them.

In the event your employment with the Company continues through June 30, 2012, within fifteen (15) business days after you execute the General Release attached hereto as Exhibit 1 (which shall not be executed before June 30, 2012), you will receive a lump sum payment in the amount of $100,000. This lump sum payment will be subject to legally mandated deductions for Social Security and federal, state and local taxes. In addition, you will receive a lump sum payment equivalent to 130% of 52 weeks of COBRA (as described in Paragraph 5) continuation coverage premiums in lieu of any continued medical, dental, vision and other welfare benefits offered by the Company.

4.	Vacation

As noted above, during your employment you will continue to participate in the NiSource vacation plan. Upon the termination of your employment you will receive a lump sum payment representing compensation for your accrued and unused vacation as of your Separation Date. This payment will be subject to legally-mandated deductions for Social Security and federal, state and local taxes, as well as deductions for any contributory benefit plans in which you elect to continue participation.

5.	COBRA Coverage

You will continue to participate in the group health, dental, vision and other welfare plans as a full-time active employee of the Company through your Separation Date, at which time your coverage as an active employee will cease. At that time, the termination of your employment will be a qualifying event under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). The Company will notify you and/or your dependents of the insurance coverage which you may continue on a self-pay basis as provided by COBRA upon termination of your employment.

6.	Long Term Incentive Plan

You will continue to be treated as an active employee of the Company through the Separation Date for purposes of the NiSource Inc. 1994 Long Term Incentive Plan, including the vesting of any Restricted or Contingent Shares which vest on or before the Separation Date. In accordance with the 1994 Long Term Incentive Plan and your agreements pursuant thereto, any Restricted or Contingent Shares awarded which have not vested as of the Separation Date will be forfeited.

7.	Indemnification

During your employment with the Company and following the Separation Date, (a) you will remain entitled to indemnification by the Company pursuant to its by-laws in effect as of the Effective Date, notwithstanding any change made thereafter, except as such change may be required by law and (b) you will also be entitled to coverage under the directors and officers liability insurance policies maintained by the

Company (as in effect from time to time) to the same extent as other former officers of the Company.

8.	Return of Property

You agree to return to the Company any and all of its property, including but not limited to, keys, employee identification or security access cards, telephones, computing equipment, and credit cards on or before the Separation Date.

9.	Confidentiality

You acknowledge that preservation of a continuing business relationship between the Company and its respective customers, representatives, and employees is of critical importance to the continued business success of the Company and that it is the active policy of the Company to guard as confidential certain information not available to the public and relating to the business affairs of the Company. In view of the foregoing, you agree that you shall not disclose to any person or entity any such confidential information that was obtained by you in the course of your employment by the Company without the prior written consent of the Company. It will not be considered a violation of this Paragraph 9: if you are required to disclose confidential information pursuant to applicable law, a court order, a governmental or administrative directive or a lawful subpoena, provided you give the Company prompt notice that you have been required to disclose confidential information prior to the disclosure thereof.

Moreover, you agree that upon termination of your employment, you will promptly deliver to the Company all documentation and other materials relating to the Company’s business which are in your possession or under your control, including customer and potential customer lists, product lists, and marketing material, whether in written or electronic data form, and you will delete, destroy or discard all copies of such confidential information remaining in your possession; provided, however, that you will be able to keep a hard and electronic copy of your contact list.

You further acknowledge and agree that the Company’s remedy in the form of monetary damages for any breach by you of any of the provisions of this section may be inadequate and that, in addition to any monetary damages for such breach, the Company shall be entitled to institute and maintain any appropriate proceeding or proceedings, including an action for specific performance and/or injunction.

10.	Release of Claims

In consideration of the payment and benefits described above, you, on behalf of yourself and your heirs, executors, and administrators, fully and finally settle, release, and waive any and all rights or claims you may have, known or unknown, under your employment agreement dated November 20, 2007, and any and all claims, known or unknown, arising from any and all local, state (including but not limited to the

Indiana Civil Rights Act), and federal civil, common, contractual and statutory law (including, but not limited to, the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993 (“FMLA”), and the Employee Retirement Income Security Act of 1974, as those Acts are amended), and equitable claims against the Company and all of its stockholders, predecessors, successors, agents, directors, officers, employees, representatives, and attorneys, occurring or arising prior to you signing this Letter Agreement.

You acknowledge that you have received all benefits under the FMLA, if any, to which you believe you may be entitled. You represent that you are not aware of any facts in which a claim under the FMLA could be brought.

You acknowledge and agree that this release is being given only in exchange for consideration to which you are not otherwise entitled. The Company agrees that nothing in this Letter Agreement waives or releases any claims you may have involving the enforcement of the terms and conditions of this Letter Agreement, any of the Company’s employee benefit plans or any incentive compensation award agreement between the Company and you.

11.	Special Release Notification Under the Age Discrimination and Employment Act

You understand and agree that this Agreement includes a release of all claims under the Age Discrimination in Employment Act (“ADEA”) and, therefore, pursuant to the requirements of the ADEA, you acknowledge that you have been advised: (a) this release includes, but is not limited to, all claims under the ADEA arising up to and including the date of execution of this release; (b) to consult with an attorney and/or other advisor of your choosing concerning your rights and obligations under this release; (c) to consider fully this release before executing it; (d) that you have been offered ample time and opportunity, in excess of twenty-one (21) days, to do so; and (e) that this release shall become effective and enforceable seven (7) days following executing of this Agreement by you, during which seven (7) day period you may revoke your acceptance of this Agreement by delivering written notice to Robert D. Campbell, NiSource, Inc., 801 E. 86th Avenue, Merrillville, IN 46410.

12.	Covenant Not To Assert Claims

You warrant that you have not initiated or filed any claims of any type against the Company with any court or governmental or administrative agency and covenant that you will not do so in the future with regard to any claim released herein nor will you voluntarily assist others in doing so. This is not intended to waive any unwaivable right you may have to participate in proceedings against the Company, but you agree to waive any relief which may be obtained from such participation.

13.	Outstanding Charges

You hereby agree to pay the Company any outstanding amounts owed to the Company, and further agree that by signing this agreement you hereby authorize the Company to deduct any outstanding charges from your final payment.

The Company agrees to reimburse you for any business expenses that you incurred in the course of your employment pursuant to the Company’s policies.

14.	Governing Law

This Letter Agreement shall be construed in accordance with the laws of Indiana.

15.	Severability

In the event that one or more of the provisions contained in this Letter Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, the Company shall have the option to enforce the remainder of this Letter Agreement or to cancel it.

16.	Non-Disclosure and Non-Disparagement

You expressly agree that you will keep the terms of this Letter Agreement strictly confidential and that you will not disclose the terms of this Letter Agreement to anyone other than your spouse, your legal counsel or your tax advisor, provided that they each agree to preserve the confidentiality of the terms of this Letter Agreement, except to the extent that disclosure is required (a) by law, subpoena, order of court or other governmental or administrative directive, compliance with which is mandatory, or (2) to enforce your rights under this Letter Agreement, any of the Company’s employee benefit plans or any incentive compensation agreement.

Nothing herein should be construed as a limitation on your ability to consult with your counsel or with an administrative agency.

You agree not to disparage the Company or portray it in a negative light.

17.	Compliance with 409A of the Internal Revenue Code

You and the Company will administer this agreement so as to comply with the requirements of Section 409A of the Internal Revenue Code.

18.	Complete Agreement

You acknowledge that in accepting this Letter Agreement, you have not relied upon any representation or promise other than those expressly stated in this Letter Agreement.

This Letter Agreement and the documents specifically referred to herein constitute the complete understanding between you and the Company relating to your separation and supersedes any and all prior agreements, promises, representations or inducements, no matter their form, concerning your employment with the Company. No promises or agreements made subsequent to the execution of this Agreement by these parties shall be binding unless reduced to writing and signed by authorized representatives of these parties. This Letter Agreement may not be amended or modified except by a writing signed by the Company and you.

19.	Important Information

You acknowledge that the Company has advised you take up to 21 days to consider the terms and conditions outlined above, and that the Company has also advised you to consult an attorney before signing this Letter Agreement. You also have the right to revoke your execution of this Letter Agreement within 7 days after execution in accordance with the Notice To Employee attached hereto.

If you accept the terms and conditions outlined above, including Paragraph 10, please sign both copies of this Letter Agreement in the space provided below to signify your acceptance, and return both copies to Robert D. Campbell by March 9, 2010, on which date this offer will expire if not accepted. If you accept the terms and conditions outlined above, your acceptance is in lieu of any and all other severance programs offered by the Company and you knowingly and voluntarily waive participation in all other severance programs offered by the Company. You acknowledge that the Company’s performance under this Letter Agreement and under the employee benefit plans and incentive compensation award agreements referenced herein constitutes full and complete payment of all amounts due to you from the Company and constitutes additional consideration to which you are not otherwise entitled.

Very truly yours,
/s/ Robert D. Campbell
Robert D. Campbell
Sr. Vice President
Human Resources
Accepted:

/s/ Eileen O’Neill Odum	Date: February 16, 2010
Eileen O’Neill Odum

EXHIBIT 1
GENERAL RELEASE
Attn: This General Release Should Not Be Signed Prior to June 30, 2012
          In consideration of the payments and benefits set forth in the Letter Agreement attached hereto, the sufficiency of which consideration is hereby acknowledged, I, for myself and my heirs, executors and administrators, do hereby fully, finally and unconditionally release and forever discharge NiSource Inc., and all of its parent, sister and subsidiary corporations and all of its affiliates, as well as all of its former and current directors, officers, employees, stockholders, attorneys, agents, predecessors, successors and assigns, in their personal and corporate capacities (hereinafter “Released Parties”), from any and all liabilities, actions, causes of action, claims, rights, obligations, charges, damages, costs, attorneys’ fees, suits, re-employment rights and demands of any and every kind, nature, and character, known and unknown, liquidated or unliquidated, absolute or contingent, in law or in equity, enforceable under and local, state, or federal statute or ordinance, or under the common laws of the United States, from the beginning of time to the date of this General Release, including but not limited to, all claims relating to the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C.§ 621 et seq. and the specific statutes referred to in footnote 1 2, any and all claims relative to any agreement relating to my employment with the Released Parties, including any claims under the doctrines of defamation, libel, slander, invasion of privacy, intentional infliction of emotional distress, interference with contractual relations, retaliatory discharge, whistleblowing, breach of contract, wrongful discharge, breach of implied contract or implied covenant of good faith or fair dealing, and any other statute, authority or law, providing a cause of action relating to my employment with or the termination of my employment with the Released Parties, provided, however, that this release does not affect, release or waive any of my claims for payment or benefits under the Letter Agreement to which this General Release is attached as Exhibit 1 or any employee benefit plans or incentive compensation award agreements referenced therein. I also agree not to sue the Released Parties with respect to the claims covered by the foregoing General Release.
               I acknowledge that prior to entering into the Letter Agreement to which this General Release is attached and made a part of, I was advised in writing to consult with an attorney prior to executing the Letter Agreement and that I was given a period of at least twenty-one (21) days within which to consider the Letter Agreement, including

         [2]   Title VII of the Civil Rights Act of 1964, as amended, 42 U.S. C. § 2000e et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. § 12101 et seq.; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et. seq.; the Fair Labor Standards Act, as amended, 29 U.S.C. § 201 et seq.; the Civil Rights Act of 1866, 42 U.S.C. § 1981 et seq.; the Worker Adjustment Retraining Notification Act, 29 U.S.C. 2101§ et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; the Corporate and Criminal Fraud Accountability Act of 2002; Title VII of the Sarbanes Oxley Act of 2002; and the Indiana Civil Rights Act.

the terms of this General Release. Moreover, I was advised in writing of my right, for seven (7) days following my execution of the Letter Agreement, to revoke the Letter Agreement and thereby decline to execute this General Release by giving notice of revocation to Robert D. Campbell, NiSource, Inc., 801 E. 86th Avenue, Merrillville, IN 46410. I expressly represent that I did not revoke the Letter Agreement. Accordingly, I acknowledge and agree that the Letter Agreement is effective and enforceable.
          I hereby represent that I have read and understand the terms of this General Release and represent that my execution of this General Release constitutes my knowing and voluntary act, made without coercion or intimidation. I understand that this General Release in applicable to any claims arising prior to the date of this General Release and is binding upon me, my heirs, executors and assigns.

Eileen O’Neill Odum
Date:

Witness’ Signature
Date: